Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258936

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus dated April 13, 2022)

MATTERPORT, INC.

89,156,827 Shares of Class A Common Stock

and

1,707,886 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement further supplements and updates the prospectus dated April 13, 2022, relating to the resale of 89,157,827 shares of Class A common stock, par value $0.0001 per share (the “common stock” or “Matterport common stock”), by the selling securityholders named in the prospectus and the resale of up to 1,707,886 of our outstanding warrants originally issued in a private placement concurrent with the initial public offering of Matterport, Inc., a Delaware corporation (f/k/a Gores Holdings VI, Inc.).

This prospectus supplement incorporates into such prospectus the information (other than information that is furnished and not deemed filed) contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 11, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our common stock trades on The Nasdaq Global Market (the “Nasdaq”) under the ticker symbol “MTTR”. On July 11, 2022, the closing sale price of our common stock as reported by Nasdaq was $3.85 per share.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 12, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2022

MATTERPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39790	85-1695048
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 East Java Drive Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

(650) 641-2241

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	MTTR	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Election of Directors.

Effective July 11, 2022, the Board of Directors (the “Board”) of Matterport, Inc. (the “Company”) increased the number of directors on the Board from four to five and appointed Susan Repo to fill the vacancy on the Board in accordance with the Company’s Amended and Restated Bylaws. The Board determined that Ms. Repo qualifies as an “independent director” under the NASDAQ listing standards and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Ms. Repo has been designated as a Class II director with a term expiring at the next annual meeting of the Company’s stockholders. The Board also appointed Ms. Repo to serve on the Audit Committee of the Board (the “Audit Committee”) and designated her as the chairperson of the Audit Committee.

There are no arrangements or understandings between Ms. Repo and any other person pursuant to which she was selected as a director. Furthermore, there are no transactions between Ms. Repo or any member of her immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission (the “SEC”).

Ms. Repo will participate in, and be compensated in accordance with, the Company’s non-employee director compensation program. A description of the cash and equity compensation provided to the Company’s non-employee directors under the Company’s non-employee director compensation program is set forth in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on May 27, 2022.

Ms. Repo will enter into the Company’s standard form of indemnification agreement, which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2021.

Item 7.01. Regulation FD Disclosure.

On July 11, 2022, the Company issued a press release announcing the appointment of Ms. Repo to the Board. A copy of the press release is included as Exhibit 99.1 hereto and incorporated herein by reference.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated July 11, 2022 of Matterport, Inc.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matterport, Inc.

Date: July 11, 2022	By:	/s/ James D. Fay
	Name:	James D. Fay
	Title:	Chief Financial Officer

Exhibit 99.1

Susan Repo to Join the Matterport Board of Directors

A seasoned board member, Ms. Repo currently serves as CFO at ICEYE and has served in leadership roles at MariaDB, Tesla, Juniper Networks, and Agilent Technologies.

SUNNYVALE, Calif. — July 11, 2022 — Matterport, Inc. (“Matterport”) (Nasdaq: MTTR), the leading enterprise and real estate digital twin company driving the digital transformation of the built world, today announced the appointment of Susan Repo to the Matterport board of directors, effective July 11, 2022. Ms. Repo will also serve as chair of the audit committee of the board. Following the appointment of Ms. Repo, the board will be comprised of five directors, four of whom are independent.

“We are pleased to welcome Susan to the Matterport board,” said RJ Pittman, Chairman and Chief Executive Officer of Matterport. “Susan’s deep experience in technology and managing global businesses will be invaluable to Matterport as we grow our business in new sectors and as enterprise businesses continue to see the tremendous value Matterport Digital Twin technology can bring to their organizations. Her record of excellence at the Board level and strong financial acumen is especially valuable to the company and our audit committee that she now chairs. We look forward to Susan’s insights and contributions toward achieving our mission of making every building and every space more valuable and accessible.”

Ms. Repo is currently the Chief Financial Officer at ICEYE, a New Space earth observation technology company enabling access to real-time imagery from space to empower better decision making in governmental and commercial industries from its own constellation of synthetic aperture radar satellites. Prior to ICEYE, she served in finance and operational leadership roles with MariaDB, Tesla, Juniper Networks and Agilent Technologies. She also serves on the board of Mitek Systems, Inc. (Nasdaq: MITK), where she chairs the audit committee and serves on the nomination and governance committee, GM Financial Bank, a member of the General Motors subsidiaries, and Call2Recycle, Inc., the largest battery stewardship and recycling organization in North America, where she chairs the audit and technology committee. Her experience in driving strategic and transformative results includes leading Tesla’s capital raises to accelerate growth, expansion into alternative energy and its acquisition of SolarCity.

Ms. Repo’s finance, operations and legal experience creates unique and strategic opportunities for the companies she serves. Recognized as a seasoned executive for driving strategic and transformative results, she continues to advance her career with key achievements.

Ms. Repo holds a Bachelor of Science in Business Administration and Finance from the University of Southern California and a J.D. from the Chicago-Kent College of Law at the Illinois Institute of Technology.

About Matterport

Matterport, Inc. (Nasdaq: MTTR) is leading the digital transformation of the built world. Our groundbreaking spatial data platform turns buildings into data to make nearly every space more valuable and accessible. Millions of buildings in more than 177 countries have been transformed into immersive Matterport digital twins to improve every part of the building lifecycle from planning, construction, and operations to documentation, appraisal and marketing. Learn more at Matterport.com and visit our Discover page to browse a collection of digital twins captured by our customers.

Media Contact:

Patrick Santucci

Communications

press@matterport.com

Investor Contact:

Soohwan Kim, CFA

VP, Investor Relations

ir@matterport.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the benefits of Ms. Repo’s appointment to the board of directors and audit committee of Matterport, Inc. (“Matterport”). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including the expected benefits of Matterport technology, Matterport’s ability to implement business plans, forecasts, and other expectations in the industry in which Matterport competes, and identify and realize additional opportunities. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in documents filed by Matterport from time to time with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Matterport assumes no obligation and, except as required by law, does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Matterport does not give any assurance that it will achieve its expectations.